Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-235304

Free Writing Prospectus dated March 5, 2020

$805,405,000 or $1,010,320,000
Daimler Trucks Retail Trust 2020-1
Issuer

Daimler Retail Receivables LLC Depositor	Mercedes-Benz Financial Services USA LLC Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated March 5, 2020 (subject to completion) which describes the notes to be issued by the issuer.  You should review the preliminary prospectus in its entirety before deciding to purchase any of the offered notes.

Ratings

The depositor expects that the notes issued by the issuer and offered by the preliminary prospectus will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	Moody’s Investors Service, Inc.
Class A-2	AAAsf	Aaa (sf)
Class A-3	AAAsf	Aaa (sf)
Class A-4	AAAsf	Aaa (sf)

It is a condition to the issuance of the notes that each class of the offered notes receive the ratings listed above.

Joint Bookrunners

CITIGROUP	BNP PARIBAS	SMBC Nikko

Co-Managers
Mizuho Securities		Santander

Daimler Retail Receivables LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Daimler Retail Receivables LLC has filed with the SEC for more complete information about Daimler Retail Receivables LLC and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Daimler Retail Receivables LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146 or emailing prospectus@citi.com.